Exhibit (a)(1)(iv)

Form of Notice of Withdrawal of Tender

NOTICE OF WITHDRAWAL OF TENDER

Regarding Interests In

UBS MULTI-STRAT FUND, L.L.C.

Tendered Pursuant to the Offer to Purchase

Dated November 20, 2008

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT, AND THIS NOTICE OF WITHDRAWAL MUST BE

RECEIVED BY PNC GLOBAL INVESTMENT

SERVICING INC. EITHER BY MAIL OR BY FAX BY

12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY,
DECEMBER 18, 2008, UNLESS THE OFFER IS EXTENDED.

Complete This Notice Of Withdrawal And Fax Or Mail To:

UBS Alternative Investments US

c/o PNC Global Investment Servicing Inc.

P.O. Box 857

Claymont, Delaware 19703-9911

Attn: Tender Offer Administrator

For additional information:
Phone:	(877) 431-1973
Fax:	(302) 793-8201
(302) 793-8202

To assure good delivery, please send this Notice of Withdrawal to PNC Global Investment Servicing Inc. and not to your Financial Advisor.

You are responsible for confirming that this Notice is received by PNC Global Investment Servicing Inc. To assure good delivery, please send this page to PNC Global Investment Servicing Inc.
and not to your Financial Advisor.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

UBS Financial Services Brokerage Account # (if applicable):	☐☐ ☐☐☐☐☐ ☐☐

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Application)/Date
Print Name of Investor:

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Investor Application)/Date

Print Name of Joint Tenant:

FOR OTHER INVESTORS:

Print Name of Investor:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Application)/Date
Print Name of Signatory and Title:

Co-Signatory if necessary:
(Signature of Owner(s) Exactly as Appeared on Investor Application)/Date
Print Name and Title of Co-Signatory: